UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2016 (June 13, 2016)

SYNERGY RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

COLORADO (State or other jurisdiction of incorporation or organization)	001-35245 (Commission File Number)	20-2835920 (I.R.S. Employer Identification Number)

1625 Broadway, Suite 300

Denver, Colorado 80202

Registrant’s telephone number, including area code: (720) 616-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Note Purchase Agreement

On June 14, 2016, Synergy Resources Corporation (“Synergy” or the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with two institutional investors pursuant to which Synergy issued and sold to the investors $80 million aggregate principal amount of its 9.00% senior unsecured notes due 2021 (the “Senior Notes”).  The Note Purchase Agreement contains customary representations, warranties and agreements by the Company.

The Senior Notes were issued in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered under the Securities Act or any state securities laws, and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.  The Company has no obligation to register the Senior Notes except for the limited circumstances set forth in the Note Purchase Agreement.

The Note Purchase Agreement is filed as Exhibit 10.1 to this report, is incorporated by reference herein, and this description of the terms of the Note Purchase Agreement is qualified in its entirety by reference to such exhibit and the full text of the Note Purchase Agreement.

Indenture

The Senior Notes were issued pursuant to an indenture dated as of June 14, 2016 (the “Indenture”) among the Company, certain subsidiaries of the Company named therein as guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), providing for the terms and conditions of the Senior Notes.

The Senior Notes will mature on June 13, 2021 unless earlier purchased or redeemed by the Company.  The Company may redeem all or part of the Senior Notes prior to December 14, 2018 at a redemption price equal to the Make-Whole Price (as defined in the Indenture), subject to rights of holders of the Senior Notes on the relevant record date to receive interest. Thereafter, the Senior Notes may be redeemed as set forth in the Indenture.  Additionally, prior to December 14, 2018, the Company can, on one or more occasions, redeem up to 35% of the principal amount of the Senior Notes with all or a portion of the net cash proceeds of one or more Equity Offerings (as defined in the Indenture) at a redemption price equal to 109.00% of the principal amount thereof, plus accrued and unpaid interest if any, on the Senior Notes redeemed to the redemption date, subject to further conditions.

The Indenture contains covenants that restrict the Company’s ability and the ability of certain of its subsidiaries to, among other restrictions and limitations: (i) incur additional indebtedness; (ii) incur liens; (iii) pay dividends; (iv) consolidate, merge or transfer all or substantially all of its or their assets; (v) engage in transactions with affiliates; or (vi) engage in certain restricted business activities.  These covenants are subject to a number of exceptions and qualifications. At any time the Senior Notes are not exempt from the Trust Indenture Act of 1939, the Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

The Indenture is filed as Exhibit 4.1 to this report and is incorporated by reference herein.  This description of the terms of the Indenture is qualified in its entirety by reference to such exhibit and the full text of the Indenture.

Item 2.01  Completion of Acquisition or Disposition of Assets.

As previously announced, on May 2, 2016, the Company entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Noble Energy, Inc., NBL Energy Royalties, Inc., and Noble Energy Wyco, LLC (collectively referred to herein as “Noble”), pursuant to which the Company agreed to purchase from Noble certain Wattenberg Field oil and gas properties, leasehold mineral interests and related assets (the “Purchased Assets”) for aggregate cash consideration of approximately $505 million (the “Purchase Price”), subject to customary adjustments, including adjustments based on title and environmental diligence conducted by the Company (the “Noble Acquisition”).

On June 14, 2016, the Company completed the first closing of the Noble Acquisition pursuant to the terms of the Purchase and Sale Agreement.  Approximately $486.3 million of the Purchase Price was paid at the first closing.  The effective date of the Noble Acquisition for the assets acquired at the first closing is April 1, 2016, and all proceeds and certain customary operational costs and expenses attributable to the Purchased Assets will be apportioned between the Company and Noble according to such date.

The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, which is filed as Exhibit 10.1 to the Form 8-K filed on May 3, 2016 and incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

In addition, on June 13, 2016, the Company borrowed approximately $55 million under its revolving credit facility in order to pay a portion of the Purchase Price for the Noble Acquisition pending receipt of proceeds from the issuance of the Senior Notes.  The full amount borrowed was repaid on June 14, 2016.

Item 3.03  Material Modification to Rights of Security Holders

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.03.  As noted above, the Indenture contains customary limitations on the Company’s ability to pay dividends.

Item 4.01  Changes in Registrant’s Certifying Accountant.

Previous independent registered public accounting firm

On June 13, 2016, the Audit Committee (the “Audit Committee”) of Synergy’s Board of Directors (the “Board”) determined to change Synergy’s independent accounting firm effective as of such date and notified EKS&H LLLP (“EKS&H”), Synergy’s then-current independent accounting firm, of its dismissal.

The reports of EKS&H on the Company’s financial statements for the fiscal years ended August 31, 2014 and 2015, and for the transition period ended December 31, 2015, did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended August 31, 2014 and 2015, the transition period ended December 31, 2015, and through June 14, 2016, the Company has not had any disagreements with EKS&H on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to EKS&H’s satisfaction, would have caused EKS&H to make reference thereto in its reports on the Company’s financial statements for the relevant periods.  During the fiscal years ended August 31, 2014 and 2015, the transition period ended December 31, 2015 and through June 14, 2016, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided EKS&H with a copy of this disclosure as set forth under this Item 4.01 and requested EKS&H to furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the response letter from EKS&H is attached hereto as Exhibit 16.1.

New independent registered public accounting firm

On June 13, 2016, the Audit Committee engaged Deloitte & Touche LLP (“Deloitte”) to serve as the independent accounting firm for the Company, effective as of such date.

During the years ended August 31, 2014, and 2015, the transition period ended December 31, 2015 and prior to the effective date of the engagement, the Company did not consult with Deloitte regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, (b) the type of audit opinion that might be rendered on the Company’s financial statements by Deloitte, in either case where a written report or oral advice provided by Deloitte that Deloitte determined would be an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues or (c) any other matter that was the subject of a disagreement between the Company and its former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

Item 8.01  Other Events.

As a result of its change of independent accounting firms, the Board is withdrawing Proposal 2 from the shareholder vote at Synergy’s annual meeting on June 22, 2016. Proposal 2 was to ratify the appointment of EKS&H as Synergy’s independent auditors for the fiscal year ending December 31, 2016. The Company does not intend to submit at the annual meeting any other proposal for ratification with respect to the appointment of auditors.

Item 9.01  Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2016

Synergy Resources Corporation

By:	/s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer

Exhibit No.	Description

4.1	Indenture, dated as of June 14, 2016, by and between the Company, certain subsidiary guarantors of the Company and U.S. Bank National Association.

10.1	Note Purchase Agreement, dated as of June 14, 2016, by and among the Company and the Purchasers named therein.

16.1	Letter From EKS&H LLP dated June 14, 2016.